Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Form 20-F of our report dated March 29, 2022, relating to the financial statements of Decarbonization Plus Acquisition Corporation IV. We also consent to the reference to us under the caption “Statement by Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

February 28, 2023